Exhibit 10.2

Bank of Hawaii Corporation and Subsidiaries

RETENTION AGREEMENT

Between Bank of Hawaii and Managing Committee Member dated May 3, 2004

This Retention Agreement (“Agreement”) is between Managing Committee Member (“you”) of address and Bank of Hawaii Corporation and Bank of Hawaii (collectively, the “Bank”) of 130 Merchant Street, Honolulu, Hawaii 96813.  The purpose of this Agreement is to describe the terms of your retention and transition from employment with the Bank.

1.         Completion of your active duties and separation from employment.  The date of your separation from employment (“Separation Date”) will be twenty-four (24) months following your completion of active employment duties (your “Inactive Service Date” or “ISD”), unless an Alternate Separation Date (“ASD”) is selected or occurs between the ISD and the Separation Date.

a.     Your ISD is scheduled to occur on XX XX, 2005.  The final determination of your ISD will be made by the Bank, in its discretion, based upon the needs of the Bank in achieving the goals of the Bank’s Retention Program.  The Bank may advance your ISD to any date before XX XX, 2005, or may extend your ISD to any date within three months after XX XX, 2005.  Any ISD beyond three months from the original ISD date, will require mutual agreement of the parties in writing.

b.     In the event you become employed elsewhere on a part-time or full-time basis between the ISD and your scheduled Separation Date or ASD, your separation from employment with the Bank will be effective immediately upon your new employment and that date will be deemed to be your ASD.

c.     You may voluntarily elect an ASD by sending the Bank a written notice.  The other circumstances which can trigger the designation of an ASD are discussed below.

2.         Duties and compensation until your inactive service date.  You agree to continue to work diligently in your current position through the ISD, at which time you will be relieved of all duties and responsibilities.

a.     You will be paid your normal salary and benefits through the ISD.  You will participate in the Executive Incentive Plan for calendar years 2004 and 2005, with the amount payable for 2005 pro-rated based upon your ISD.

b.     In the event you become employed elsewhere on a full-time or part-time basis prior to the ISD, you will receive only your salary and vested benefits through the date you begin your new employment.

c.     You will not participate in any other incentive, retention, bonus, or stock plan in 2004 or 2005.  You will not participate in any incentive, retention, bonus, or stock plan on or after the ISD.  You acknowledge and agree that no compensation or other payment except as specified in this Agreement and in the Restricted Stock Unit (RSU) Grant (granted on October 23, 2003) is or will be owed to you after the earlier of the Separation Date or the ASD.

3.         Return of Bank materials on completion of active service; resignation from positions; treatment of club membership.  On or prior to the ISD, you:

a.     Will return to the Bank any information you have about the Bank’s practices, customers, strategies, procedures or trade secrets, including but not limited to, customer data, lists and accounts, growth plans, business plans, and marketing strategies (collectively, the “Bank Information”).  You will not retain any copies of the Bank Information in any form or medium.

b.     You will also return any Bank property you have, including American Express card, keys, cell phone, or other Bank equipment.

c.     You will resign any positions you hold as a director, officer or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust, effective on the ISD.

d.     (1)       Effective on the ISD, there will be no further reimbursements for expenses you incur at the X Club.

(2)       We will waive your obligation to reimburse the Bank for the remaining balance of the initial membership fee.  This will result in imputed income to you of approximately $X in 2005.  You are responsible for the payroll taxes on this income and we will withhold the appropriate amounts from your 2005 earnings.

(3)       Additional income to partially offset your periodic membership dues will end on your ISD.  If you elect to discontinue your membership prior to that date, you must notify the Bank’s Director of Human Resources in writing, at least thirty (30) days prior to the date of discontinuance.  Upon timely receipt of your written notice, we will consider your membership discontinued and the additional income related to club dues will no longer be paid.  You are responsible for abiding by your club’s specific procedures for membership discontinuance and ensuring that no additional business expenses are incurred.

e.     In the event that your employment is terminated prior to your ISD (1) by employment elsewhere, or (2) for “cause” pursuant to Paragraph 6, you will comply with these requirements as of your termination date (“Termination Date”).

4.         How to receive your retention payment and continued benefits.  If you perform your duties to the Bank’s satisfaction through the ISD (including your compliance with the requirements in Paragraph 3, above, and if you comply with the requirements of this Paragraph and Paragraphs 5, 8, 10, and 11, below, and Exhibit “A” to the Agreement), you will receive a Retention Payment equal to twenty-four (24) months of your base monthly salary as of the ISD.

a.     The Retention Payment will be provided to you in the form of salary equivalent payments (“Continuation Payments”) on the same schedule used to pay Bank employees generally, with eligibility to remain in the Bank-sponsored benefit plans (unless otherwise provided in this Agreement) as if you were an active employee of the Bank during the period between the ISD and the Separation Date.

b.     You will make yourself available to the Bank for consultation, as needed, through your Separation Date or ASD.  If you select and provide written notice of an ASD or if you take new employment between the ISD and the Separation Date, thereby triggering an ASD, the Continuation Payments (and associated benefits) will cease as of the ASD, and the Bank will pay you a lump sum equal to the difference between the Retention Payment and the amount of Continuation Payments you have already received.  The lump sum, less appropriate payroll deductions, will be paid to you within 45 days of the ASD.  You will receive by separate cover information regarding your rights to health insurance continuation after the Separation Date or ASD.  To the extent that you have such rights, nothing in this Agreement will impair those rights.

5.         When you are entitled to the money and other benefits granted by this Agreement.  The salary, benefits, Retention Payment and/or RSU Grant provided to you under this Agreement (“Monetary Consideration”) is expressly conditioned upon your:

a.     Compliance with the terms of this Agreement, including your waiver of ALL CLAIMS you have or might have against the Bank and the Bank Releasees described in Paragraph 8 through the Separation Date or ASD; and

b.     (1) agreement to, and signing of, the Release of Claims (“Release”) attached as Exhibit “A” on the Separation Date or ASD and (2) adherence to that Release without revocation.

6.         Effect of this Agreement on other severance arrangements.  Unless your employment is terminated for “cause” as defined in the next Paragraph, it will be terminated by way of resignation.  You understand and agree that you are not entitled to benefits under our Basic Staff Severance Plan for termination by resignation.  By acceptance of this Agreement and in consideration of the monetary consideration provided to you under this Agreement (“Monetary Consideration”), you are waiving and releasing any claim for benefits under that Plan.  In addition, the Key Executive Change-in-Control Severance Agreement entered into by and between you and the Bank and effective XX XX, XXXX, shall be deemed to have been terminated as of the ISD.  The Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, and will truthfully report, should unemployment compensation authorities ask, that the termination of your employment was voluntary (or involuntary, if termination was for “cause.”)

7.         When your employment may be terminated for cause.  You agree and understand that your employment with the Bank may be terminated for “cause” at any time on or before the Separation Date or ASD.

a.     “Cause” is defined to include: (1) your violation of the Bank’s Employee Handbook, to include the Bank’s Code of Ethics and Conduct (“the Code”), a copy of which has been provided to you; (2) your breach of the terms of this Agreement;  (3) your failure to successfully complete your transition objectives or to make satisfactory progress toward your annual performance objectives through the ISD, as determined by the Bank’s Chief Executive Officer; or (4) your violation of the Code of Business Ethics and Conduct of the New York Stock Exchange (“the NYSE Code”), a copy of which has been provided to you.  You understand and acknowledge that the provisions of the Code or the NYSE Code may be changed from time to time between the date on which you sign this Agreement (its “Execution Date”) and the ASD or the Separation Date, and you agree that your violation of any of those changed provisions prior to the ASD or the Separation Date will constitute grounds for terminating your employment for “cause.”

b.     Termination for “cause” may be with or without notice.  In the event that you are terminated for “cause,” you will forfeit all remaining Monetary Consideration that has not been paid to you as of the termination date, and upon the Bank’s written demand you will repay the Bank the Retention Payment you have received prior to the termination date.

c.     Your duties under this Agreement, including the information disclosure and competition restrictions of Paragraph 11 and the release of all claims as provided in Paragraphs 5 and 8 and Exhibit “A”, shall remain in the event you are terminated for “cause.”  You agree that the payment to you of salary and benefits and/or other consideration on or after the Effective Date of this Agreement shall be good and sufficient consideration to require your adherence to the promises you have made in this Agreement even if you are terminated for “cause” and forfeit any unpaid or unvested Monetary Consideration and repay any portion of the Retention Payment.

8.         Waiver of any claims you may have.  You waive, release and forego any and all claims that you have or might have through the Effective Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns (“the Bank Releasees”), including without restriction any claims arising from or related to your employment with the Bank and/or your separation from employment with the Bank.

a.     The released claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs.  THIS RELEASE COVERS ALL CLAIMS THAT ARE BASED UPON ANY EVENT THAT OCCURRED THROUGH THE EFFECTIVE DATE OF THIS AGREEMENT.

b.     You further agree that you will execute upon your Separation Date or ASD, a further Release covering claims from the Effective Date through your Separation Date or ASD in the form attached hereto as Exhibit A.  The Release is expressly incorporated into this Agreement as part of the Agreement.

9.         How we will respond to employment verification requests.  The Bank and you agree that any inquiries regarding verification of your employment will be handled through Bank of Hawaii, Human Resources.  As is its practice, Human Resources will only release information confirming your dates of employment and position title to requesters or if we are required to report further information by law, regulation or court order.

10.       Neither of us will make negative comments about the other.  The Bank agrees that neither its officers nor its directors will make any disparaging, negative or derogatory statements about you.  You agree that you will not make any disparaging, negative or derogatory comments about the Bank or the Bank Releasees.

11.       Your agreement to keep secrets and not to compete.  You further agree as follows:

a.     Unless required or otherwise permitted by law, you will not disclose to others or use the Bank Information or any summary or derivative of that information.

b.     Unless required or otherwise permitted by law, you will not disclose to others the terms of this Agreement or the benefits being paid under it or the fact of their payment except that you may disclose this information to your spouse or to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You will instruct anyone to whom you make a permitted disclosure that he or she is to maintain the confidentiality of this information just as you must.

c.     You acknowledge that your services under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and that you will have access to Bank Information of extremely confidential and sensitive nature crucial to the Bank’s success.  You further acknowledge and agree that if you were to engage in the conduct prohibited by Subparagraphs 11.d, 11.e or 11.f, the Bank would be irreparably harmed.

d.     In consideration of your acknowledgements, our mutual promises and the Monetary Consideration, you agree that—for the duration of the term of your active employment by the Bank and for a period of twenty-four (24) full months following the earlier of your ISD or Termination Date (“the Non-Compete Period”)—you will not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business in the state of Hawaii; provided, however, that you may purchase or otherwise acquire up to one percent of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  The term “Financial Institution” is defined as any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker, or other company or organization that competes in the state of Hawaii with the Bank or any of its subsidiaries or related companies or entities (“the Bank or Related Entities”).

e.     You agree that at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period you will not solicit business of the same or similar type being carried on by the Bank or Related Entities from any company, person, or entity known by you to be a customer of the Bank or Related Entities, whether or not you had personal contact with such company, person, or entity by reason of your employment with the Bank.

f.      You will not, whether for your own account or the account of any other person at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Bank or in any manner induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

g.     You agree to notify the Bank in writing if you accept employment at any time between the Execution Date of this Agreement and one year following the end of the Non-Compete Period.  You further agree that the Bank may notify your new employer of the terms of Paragraphs 10, 11, and 13 of this Agreement and, at the Bank’s election, furnish the employer with a copy of this Agreement or relevant portions thereof.

12.       Where notices are to be sent.  Any notice required or permitted by this Agreement shall be in writing sent to the following addressees:  For you, address; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu,  HI  96846-6000.

13.       Enforcing this Agreement.  To the extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity. You acknowledge and agree that your breach of Paragraphs 3, 10, or 11 will result in irreparable harm to the Bank for which it will have no adequate remedy at law and for which the Bank will be entitled to immediate injunctive relief.

14.       Interpretation of this Agreement.  In deciding any question about the parties’ intent in creating this Agreement, the following rules will be applied:

a.     If any covenant of Paragraph 11 is held by a court to be unreasonable, arbitrary or against public policy, the covenant will be considered to be divisible with respect to scope, time, and/or geographic area, and enforced to the greatest extent permissible under law.  If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.     The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Agreement, and not to alter its substance.

c.     This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.     This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.

e.     This Agreement may only be amended in writing signed by both you and the Bank.

f.      This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

15.       Older Workers Benefit Protection Act notice.  The following is required by the Older Workers Benefit Protection Act (“OWBPA”):

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Effective Date of the Agreement. You have up to 21 days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days. To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

To accept this Agreement, please date, sign and return it to the Bank’s Vice Chairman, Information, Operations & Human Services.  (An extra copy for your file is provided).  Once you do so, pursuant to the OWBPA, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send the Bank’s Vice Chairman, Information, Operations & Human Services a written statement of revocation by registered mail, return receipt requested.  If you do not revoke, the eighth day after the date of your acceptance will be the “Effective Date” of this Agreement. The Agreement will not be effective and enforceable until the revocation period has expired.

BANK OF HAWAII CORPORATION and BANK OF HAWAII

By:	/s/ Michael E. O’Neill
Michael E. O’Neill
Chairman of the Board & Chief Executive Officer

By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated:

Managing Committee Member

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated:

Managing Committee Member

EXHIBIT A

[TO BE SIGNED ON THE SEPARATION DATE or ASD]

RELEASE OF CLAIMS

In consideration of the payments and other consideration provided for by the agreement (“Agreement”) dated May 3, 2004, which is attached hereto and expressly incorporated herein, I hereby voluntarily and knowingly waive, release and forever forego any and all claims, whether or not now known, suspected or claimed, that I ever had, now have, or may later claim to have had against Bank of Hawaii (“the Bank”) and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, insurers, attorneys, employees, successors or assigns (“the Bank Releasees”) through the date of my signature below (“the Release Date”), including without limitation all claims arising from or related to my employment with the Bank and/or the separation of my employment with the Bank.

These claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs.  This Release covers all claims that are based upon any event, action, or inaction that occurred or was to have occurred through the Release Date.

I hereby acknowledge (1) that I have been advised to consult with an attorney prior to signing this Release, (2) that I have been given more than twenty-one days prior to signing in which to consider this Release, (3) that I have been advised that this Release covers ALL CLAIMS (including employment-related claims generally and ADEA claims specifically) I might have against the Bank or the Bank Releasees through the date of this Release; and (4) that I have seven days after signing this Release (“the Revocation Period”) in which to revoke my agreement to this Release.  I understand that I may revoke my agreement by notifying the Bank at any time during the Revocation Period.  If I elect to revoke my agreement to this Release, the Agreement will be void, and I will not receive the Monetary Consideration provided under that Agreement.

UNDERSTOOD AND AGREED:

Managing Committee Member	Date

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated:

Managing Committee Member